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                            CONFIDENTIALITY AGREEMENT



         AGREEMENT made as of February 2, 1998, between Koninklijke Ahold N.V., a public company with limited liability, incorporated under the laws of The Netherlands with its corporate seat in Zaandam (municipality Zaanstad), The Netherlands ("Ahold"), and 1224 Corporation, a Delaware corporation ("1224 Corp.") (each, a "Party" and collectively, the "Parties").

         WHEREAS, the Parties have expressed an interest in discussing the possibility of an acquisition from 1224 Corp. of outstanding shares of capital stock of Giant Food Inc., a Delaware corporation ("Giant") (the "Transaction");

         WHEREAS, in connection therewith Ahold has requested oral and written information with respect to Giant's business, assets, financial condition, operations and prospects which Giant will provide to Ahold; and

         WHEREAS, as conditions to the exchange of such information, Ahold is required to agree, as set forth below, (i) to treat confidentially such information and any other information that Ahold or any representative thereof receives from 1224 Corp., Giant or any of their respective representatives, whether received before or after the date of this Agreement, together with all analyses, compilations, studies or other documents or records prepared by Ahold or any of its representatives which contain or otherwise reflect or are generated from such information (collectively, "Received Material") and (ii) to take or abstain from taking certain other actions as set forth below. As used herein with respect to any Party, the term "representatives" means its affiliates, directors, officers, employees, agents and representatives, including financial advisors, consultants and counsel and the term "affiliate" has the meaning provided in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in any event, shall include any person who on the date hereof or at the time of determination thereof, directly or indirectly, owns 10% or more of such Party.

         NOW, THEREFORE, in consideration of the mutual convenants and agreements set forth herein, the Parties agree as follows:

         1. Ahold acknowledges and agrees that Received Material is a valuable and proprietary asset, has competitive value and is of a confidential nature.

         2. Ahold agrees that, except as 1224 Corp. may otherwise agree in writing in advance, it will, and each of its representatives will, treat confidentially, preserve and protect with the same standard of care afforded by Ahold to any of its documents and not disclose any Received Material and will use Received Material solely to evaluate the Transaction; provided, however, that Ahold may disclose Received Material or portions thereof only to those representatives who need to know such information solely for the purpose described above (it being understood that (a) each such representative shall be informed of the confidential nature of Received Material and shall be directed to treat Received Material confidentially, not to use it other than for the purpose described above and to otherwise comply with the provisions hereof applicable to representatives and (b) that, in any event, Ahold shall be responsible for any actions
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taken by any of its representatives which if such representative was a party hereto would breach a provision of this Agreement applicable to representatives).

         3. The term "Received Material" shall not include information (i) which was or becomes generally available to the public other than as a result of a disclosure by Ahold or by any representative thereof in breach of this Agreement, (ii) which was or becomes available on a non-confidential basis from a source other than 1224 Corp. or Giant or any representative thereof, provided that such source is not and was not known to Ahold to be bound by a confidentiality agreement with 1224 Corp. or Giant or any representative thereof or by any other contractual, legal or fiduciary obligation to 1224 Corp. or Giant which would prohibit the disclosure of such information to Ahold, or (iii) which was within the possession of Ahold or any affiliate thereof prior to such receipt. The term "Received Material" shall also not include any analyses, compilations, studies or other documents or records that have been prepared by Ahold or its representatives solely from information of the nature described in any of clauses (i), (ii) or (iii) of this paragraph 3.

         4. Each Party agrees that, without the prior written consent of the other Party, it will not, and will direct its representatives not to, disclose to any person the fact that discussions regarding the Transaction (or any other discussions between or involving the Parties) are taking or have taken place or other facts with respect to such discussions, including the status thereof, or the fact (if such becomes the case) that any confidential information has been exchanged, nor otherwise make any public disclosure (whether written or oral) with respect to this Agreement or the matters contemplated hereby, except and only to the extent that such Party has been advised by legal counsel that such disclosure is required by law and then, to the extent practicable, only after prior notice to the other Party. The term "person" as used in this Agreement shall be broadly defined to include, without limitation, any corporation, partnership, company or individual, but shall not include (i) those officers of Giant who are informed of the Transaction in order to provide the information requested by Ahold, (ii) those directors of Giant who are members of the Special Committee of the Board of Directors of Giant and (iii) with the prior written consent of Ahold, the remaining members of the Board of Directors of Giant.

         5. If Ahold or any representative thereof is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Received Material, it will, to the extent permitted by applicable law, notify 1224 Corp. promptly and, to the extent practicable, prior to any disclosure, so that 1224 Corp. or Giant, as the case may be, may seek any appropriate protective order and/or take any other appropriate action. In the event such protective order is not obtained, or that 1224 Corp. waives compliance with the provisions hereof, (i) Ahold or its representative, as the case may be, may disclose to any tribunal or regulatory or administrative body with jurisdiction only that portion of the Received Material which it is required to be disclosed, and shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Received Material and (ii) Ahold shall not be liable for such disclosure unless such disclosure to such tribunal or regulatory or administrative body was caused by or resulted from a previous disclosure by Ahold or any representative thereof not permitted by this Agreement.


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         6. Each Party hereby acknowledges to the other Party that it is aware, and will advise its representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any persons who are in possession of material, non-public information with respect to an issuer from purchasing or selling securities of such issuer or, subject to certain limited circumstances, from communicating such information to any other person.

         7. In the event that the Parties do not agree to a Transaction within 90 days of the date hereof (which period may be extended by the Parties by mutual written agreement), or if either Party terminates discussions prior to such 90-day period, Ahold and its representatives will, as promptly as practical following a request from 1224 Corp., deliver to 1224 Corp. all Received Material and any other material (whether in written, electronic, magnetic or other form) containing or reflecting any information in the Received Material (whether prepared by Ahold, its representatives or otherwise) and will not retain any copy or other extract or reproduction in whole or in part thereof; except that, all Received Material whether in written, electronic, magnetic or other form whatsoever, prepared by Ahold or any representative thereof containing or reflecting information in the Received Material may be destroyed and such destruction shall be certified in writing to 1224 Corp. by an authorized officer supervising such destruction.

         8. Ahold understands that except as may be provided for in such definitive agreement or agreements, if any, as may be entered into in connection with a Transaction, none of 1224 Corp., Giant or any of their respective representatives makes any representation or warranty as to the accuracy or completeness of any Received Material and no liability (on any basis including, without limitation, in contract, tort or otherwise) to Ahold or any representative thereof shall result from its use.

         9. Each party agrees that unless and until a definitive agreement between the parties hereto with respect to a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its directors, officers, employees, or other representatives or its advisors or representative thereof except of the matters specifically agreed to in this letter.

         10. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Parties shall be entitled to specific performance and injunctive relief as remedies for any such breach and neither the Parties nor their representatives will oppose the granting of such relief. Such remedies shall not be deemed to be the exclusive remedies for breach of this Agreement but shall be in addition to all other remedies available at law or in equity to the Parties.

         11. This Agreement shall inure to the benefit of and be enforceable by the Parties and their successors.

         12. The Parties agree and acknowledge that nothing contained herein shall limit, restrict or otherwise affect the rights of the Parties to compete with each other, provided that the


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Received Material will be used by Ahold solely to evaluate the Transaction and not for any operating or other purpose.

         13. It is further understood that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         14. This Agreement shall remain in effect until the earlier of (i) three years from the date hereof and (ii) consummation of the Transaction.

         15. This Agreement (a) shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within such State and (b) may not be terminated or modified nor any of its provisions waived, except in a writing signed by a duly authorized officers of both Parties.

         16. Each of the Parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of Delaware or the United States District Court for the District of Delaware, by execution and delivery of this Agreement, each Party hereby irrevocably submits itself in respect of its property, generally and unconditionally to be the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each Party consents to process being served in any action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other matter permitted by law.

         17. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed the same instrument.


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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



Address:                                        KONINKLIJKE AHOLD N.V.
Albert Heijnweg 1
1507 EH Zaandam, The Netherlands


                                            By:  /s/ A. M. Meurs
                                                 -------------------------------
                                                Name:   A. M. Meurs
                                                Title:  Executive Vice President



1013 Centre Road,                               1224 CORPORATION
Wilmington, DE 19805

                                            By: /s/ Pete Manos
                                                 -------------------------------
                                                Name:   Pete Manos
                                                Title:  Chairman and President


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